Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230564

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 12, 2019)

2,091,907 Ordinary Shares

Warrants to Purchase 1,673,525 Ordinary Shares

We are offering 2,091,907 of our ordinary shares and warrants to purchase up to 1,673,525 ordinary shares (and the ordinary shares that are issuable from time to time upon exercise of the warrants) in this offering. The ordinary shares and warrants will be sold in combination, with one warrant representing the right to purchase 0.80 of an ordinary share for each ordinary share sold. The combined purchase price for each ordinary share and accompanying warrant is $11.00. The ordinary shares and warrants are immediately separable and will be issued separately.

Our ordinary shares are traded on the Nasdaq Global Market under the symbol “SLGL.” On February 12, 2020, the last reported sale price of our ordinary shares was $12.29 per share.

The warrants will be immediately exercisable, and will remain exercisable until February 19, 2023. The exercise price for the warrants initially will be $14.00 per ordinary share, and will be subject to adjustments as described herein.

There is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to list the warrants on the Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system.

M. Arkin Dermatology Ltd., or, Arkin, an entity wholly-owned by Mr. Mori Arkin, the Chairman of our Board of Directors and indirect controlling shareholder, has agreed to purchase 454,628 ordinary shares and warrants to purchase up to 363,702 ordinary shares in a private placement, or the Private Placement, exempt from the registration requirements of the Securities Act at a price equal to the public offering price of the ordinary shares and accompanying warrants in this offering. The Private Placement is contingent on the closing of this offering and the satisfaction of certain other conditions, including disinterested shareholder approval. The consummation of this offering is not contingent on the consummation of the Private Placement.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our ordinary shares and warrants involves a high degree of risk. Before making an investment decision, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	PER ORDINARY SHARE	PER WARRANT	TOTAL
Public Offering Price	$10.99	$0.01	$23,010,977
Underwriting Discounts and Commissions (1)	$0.6594	$0.006	$1,380,658.62
Proceeds to Us, Before Expenses (2)	$10.3306	$0.0094	$21,630,318.38

(1) We have agreed to reimburse the underwriters for certain offering-related expenses. See “Underwriting.”

(2) The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the warrants being offered hereby or the proceeds of the concurrent Private Placement.

 Delivery of the ordinary shares and warrants is expected to be made on or about February 19, 2020.

Jefferies Raymond James	BMO Capital Markets H.C. Wainwright & Co.

The date of this prospectus supplement is February 13, 2020.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form F-3 (File No. 333-230564) that we initially filed with the Securities and Exchange Commission, or the SEC, on March 28, 2019, and that was declared effective by the SEC on April 12, 2019. This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ordinary shares and warrants and adds to and updates the information contained in the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus or the documents incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying prospectus relate to the offering of our ordinary shares and warrants. Before buying any of the ordinary shares and warrants offered hereby, we urge you to read carefully this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference as described below under the heading “Incorporation of Certain Documents by Reference.” This prospectus supplement contains information about the ordinary shares and warrants offered hereby and may add to, update or change information in the accompanying prospectus.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with different or additional information.

We are not making offers to sell or solicitations to buy our ordinary shares and warrants in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference in this prospectus supplement or the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of a security.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated in this prospectus supplement and the accompanying prospectus by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus supplement and the accompanying prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus supplement and the accompanying prospectus contain additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus supplement and the accompanying prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

S - ii

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Sol-Gel,” “Sol-Gel Technologies,” “we,” “us,” “our,” “the Company” and similar designations refer to Sol-Gel Technologies Ltd. and its wholly-owned subsidiary, Sol-Gel Technologies, Inc.

INDUSTRY AND MARKET DATA

This prospectus supplement and the accompanying prospectus contain and incorporate by reference statistics and other data relating to markets, market sizes and other industry data pertaining to our business that we have obtained from industry publications and surveys and other information available to us. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market. In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (i) the markets are defined differently, (ii) the underlying information was gathered by different methods, and (iii) different assumptions were applied in compiling the data. Accordingly, the market statistics included or incorporated by reference in this prospectus supplement and the accompanying prospectus should be viewed with caution. We believe that information from these industry publications included in this prospectus supplement and the accompanying prospectus is reliable.
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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares and warrants. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus supplement on page S-9 and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Our Company

We are a clinical-stage dermatology company focused on identifying, developing and commercializing branded and generic topical drug products for the treatment of skin diseases. Our current product candidate pipeline consists of late-stage and early-stage branded product candidates that leverage our proprietary, silica-based microencapsulation technology platform, and several generic product candidates across multiple indications.

Our pipeline of branded product candidates consists of Twyneo®, a novel, once-daily, non-antibiotic topical cream that we are developing for the treatment of acne vulgaris, or acne, Epsolay®, a potential treatment for subtype II rosacea, and SGT-210, a potential treatment of palmoplantar keratoderma, or PPK, and non-melanoma skin cancer. We also intend to develop tapinarof, an aryl hydrocarbon receptor agonist, and roflumilast, a PDE4 inhibitor, each as a potential treatment of psoriasis and other dermatological indications. On July 8, 2019, we announced positive top-line results from our Phase 3 program evaluating Epsolay, and on December 30, 2019, we announced positive top-line results from our Phase 3 program evaluating Twyneo.

We designed our proprietary, silica-based microencapsulation technology platform to enhance the tolerability and stability of topical drugs while maintaining their efficacy. Topical drugs often struggle to balance achieving both high efficacy and high tolerability. Our technology platform entraps active ingredients in an inert, inorganic silica shell, which creates an unnoticeable barrier between the active ingredient and the skin. The resulting microcapsules are designed to allow the entrapped active ingredients to gradually migrate through the pores of the shell and deliver active ingredient doses onto the skin in a controlled manner, resulting in improved tolerability and stability without sacrificing efficacy. By separately encapsulating active ingredients within protective silica shells, our technology platform also enables the production of novel fixed-dose active ingredient combinations that otherwise would not be stable. We believe that our microencapsulation technology has the potential to be used for topical drug products to treat a variety of skin diseases. As a result of the Food and Drug Administration, or FDA, having already approved silica as a safe excipient for topical drug products, we expect the review process for each of our current branded product candidates to be conducted according to the FDA’s 505(b)(2) regulatory pathway, which may provide for a more efficient regulatory process by permitting us to rely, in part, upon the FDA’s previous findings of safety and efficacy of an approved product.

Product Pipeline

The following chart represents our current branded and generic product candidate pipeline.

Our Branded Product Candidates

Twyneo for Acne

Our lead product candidate, Twyneo, is a novel, once-daily, non-antibiotic topical cream, containing a fixed-dose combination of encapsulated benzoyl peroxide and encapsulated tretinoin, that we are developing for the treatment of acne vulgaris, or acne. We believe that Twyneo has the potential to contribute to solving the industry-wide challenge of stabilizing tretinoin in the presence of benzoyl peroxide, a combination known to be effective in acne therapy but not previously conveniently co-administered, and has the potential to contribute to patient compliance. In addition, we believe Twyneo can reduce irritation typically associated with topical application of benzoyl peroxide and tretinoin, leading to greater tolerability on acne-affected skin.

We completed a 726 subject, double-blind, placebo-controlled, six-arm, multi-center Phase 2 clinical trial designed to assess the safety and efficacy of Twyneo in subjects with acne. In this trial, Twyneo demonstrated statistically significant improvements in all pre-defined co-primary and secondary efficacy endpoints, as compared to vehicle.

On December 30, 2019, we announced top-line results from two pivotal Phase 3 clinical trials evaluating Twyneo for the treatment of acne. Twyneo met all co-primary endpoints in both Phase 3 trials. The Phase 3 program enrolled an aggregate of 858 patients aged nine and older in two multicenter, randomized, double-blind, parallel group, vehicle-controlled trials at 63 sites across the United States. Twyneo demonstrated statistically significant improvement in each of the co-primary endpoints of (1) the proportion of patients who succeeded in achieving at least a two grade reduction from baseline and Clear (grade 0) or Almost Clear (grade 1) at Week 12 on a 5-point Investigator Global Assessment (IGA) scale, (2) an absolute change from baseline in inflammatory lesion count at Week 12, and (3) and an absolute change from baseline in non-inflammatory lesion count at Week 12. In addition, Twyneo was found to be well-tolerated. For more information on the top-line results of the Phase 3 program evaluating Twyneo, see “—Recent Developments—Top-Line Results for Twyneo Phase 3 Program” below.

We intend to submit a new drug application, or NDA, to the FDA for marketing approval of Twyneo in the second half of 2020.

Epsolay for Subtype II Rosacea

Our other branded product candidate, Epsolay, is a once-daily topical cream containing 5% encapsulated benzoyl peroxide that we are developing as a potential treatment for papulopustular (subtype II) rosacea. If approved, we believe Epsolay has the potential to become the first product containing encapsulated benzoyl peroxide that is marketed for the treatment of subtype II rosacea. In addition, we believe Epsolay can reduce irritation typically associated with topical application of benzoyl peroxide while maintaining efficacy, increasing the potential for more tolerable application to rosacea-affected skin.

We evaluated Epsolay in a double-blind, randomized, dose-ranging Phase 2 clinical trial involving 92 adult subjects at 10 centers in the United States. In this trial, Epsolay showed statistically significant improvements in the Investigator Global Assessment pre-defined co-primary efficacy endpoint and in the percent change in inflammatory lesion count at week 12, as compared to vehicle. Epsolay was also well tolerated in this trial.

On July 8, 2019, we announced positive top-line results from our Phase 3 program evaluating Epsolay.  The program enrolled 733 patients aged 18 and older in two identical, double-blind, vehicle-controlled Phase 3 clinical trials at 54 sites across the United States. Epsolay demonstrated statistically significant improvement in both co-primary endpoints of (1) the number of patients achieving “clear” or “almost clear” in the Investigator Global Assessment (IGA) relative to baseline at week 12 and (2) absolute mean reduction from baseline in inflammatory lesion count at week 12. In an additional analysis, Epsolay demonstrated rapid efficacy, achieving statistically significant improvements on both co-primary endpoints compared with vehicle as early as Week 2.

On February 5, 2020, we held a pre-NDA meeting with the FDA and intend to submit the NDA for marketing approval of  Epsolay in the second quarter of 2020. See “—Recent Developments—Pre-NDA Meeting for Epsolay” below.

SGT-210

We have added SGT-210, a novel, topical epidermal growth factor receptor inhibitor, to our branded product candidate pipeline. SGT-210 is in development for the treatment of palmoplantar keratoderma, or PPK, a group of skin conditions characterized by thickening of the skin on the hands and soles of the feet, and basal cell carcinoma and squamous cell carcinoma, collectively referred to as non-melanoma skin cancer.

SGT-210 is designed to be used alone or in combination for the treatment of hyperproliferation and hyperkeratinization disorders, including PPK and non-melanoma skin cancer.

On January 2, 2019, we announced the initiation of a Phase 1 proof of concept clinical study of SGT-210 with punctate palmoplantar keratoderma type -1 (PPPK type 1), a genetic form of PPK. The Phase 1 proof of concept study SGT-84-01 is a single-center, single-blinded, vehicle-controlled study designed to evaluate the bioavailability, safety and tolerability of SGT-210 as well as inform on potential efficacy. The study is targeting enrollment of approximately 15 patients to undergo a three-month treatment period, followed by a three-month follow-up period. We expect to report top-line data in the first half of 2021.

We are also planning to initiate pre-clinical studies to evaluate SGT-210 in plaque psoriasis, superficial squamous cell carcinoma and in combination with roflumilast, a PDE4 inhibitor, to address various inflammatory conditions, such as hidradenitis suppurativa and prurigo nodularis.

Generic Drug Product Candidates

We are currently developing a portfolio of eight generic topical dermatological products, with five of our generic product candidates being developed in collaboration with Perrigo Company plc (“Perrigo”), and another being developed in collaboration with Douglas Pharmaceuticals. Both Perrigo and Douglas Pharmaceuticals have significant experience in the development of generic drugs.

We have one FDA-approved generic topical dermatological product, which is a generic version of Zovirax® (acyclovir) cream, 5%. In February 2019, we announced that Perrigo Israel, an affiliate of Perrigo, received final approval from the FDA for this product. The product was developed in a collaboration between us and Perrigo in which we shared development costs with Perrigo and will equally share the gross profits generated from sales of the product. Following receipt by Perrigo of final approval from the FDA, Perrigo launched the product in February 2019. We recognized revenues of $18.8 million in the first nine months of 2019, representing our profit share from the sale of such product by Perrigo.

We have entered into collaboration agreements with Perrigo for the development, manufacturing and commercialization of six of our other generic product candidates. Under such agreements Perrigo will conduct the regulatory (if relevant), scientific, clinical and technical activities necessary to develop the generic product candidates and seek regulatory approval from the FDA for the generic product candidates. If approved by the FDA, Perrigo has agreed to commercialize the generic product candidates in the United States. We and Perrigo will share the development costs and the gross profits generated from the sales of the generic product candidates, if approved.
In December 2019, we completed a multi-center, double-blind, randomized, vehicle-controlled, parallel-group study of our generic 5-fluorouracil cream, 5% showing bioequivalence to Efudex® Cream 5% for the treatment of actinic keratosis, which is being developed in collaboration with Douglas Pharmaceuticals. We plan to submit an abbreviated new drug application, or ANDA, for generic 5-fluorouracil cream, 5%, in 2021.

Commercialization Strategy

We are developing our sales, marketing and product distribution capabilities for Epsolay and Twyneo in order to support our planned commercial launch of these product candidates in the United States, if approved. We intend to commercialize Twyneo and Epsolay in the United States, if approved, by hiring a specialized field sales force with an initial estimate of approximately 45 to 62 sales representatives, which we believe will allow us to reach approximately 80% of the acne and rosacea volume by targeting dermatologists in the United States. Because the U.S. market is served by a relatively small number of practicing dermatologists, we believe a dedicated sales force of this size can efficiently cover a significant portion of that targeted patient population. In other markets, we may selectively pursue strategic collaborations with third parties in order to maximize the commercial potential of our product candidates.

Recent Developments

Top-Line Results for Twyneo Phase 3 Program

On December 30, 2019, we announced top-line results from two pivotal Phase 3 clinical trials evaluating Twyneo for the treatment of acne. Twyneo met all co-primary endpoints in both Phase 3 trials. The Phase 3 program enrolled an aggregate of 858 patients aged nine and older, with moderate-to-severe acne in two multicenter, randomized, double-blind, parallel group, vehicle-controlled trials at 63 sites across the United States. Patients were randomized at a 2:1 ratio to be treated once-daily with either Twyneo (n=571) or vehicle cream (n=287) for 12 weeks. Twyneo demonstrated statistically significant improvement in each of the co-primary endpoints of (1) the proportion of patients who succeeded in achieving at least a two grade reduction from baseline and Clear (grade 0) or Almost Clear (grade 1) at Week 12 on a 5-point Investigator Global Assessment (IGA) scale, (2) an absolute change from baseline in inflammatory lesion count at Week 12, and (3) and an absolute change from baseline in non-inflammatory lesion count at Week 12.

Co-Primary Endpoint Results (Intention-to-Treat Population)

In trial SGT-65-04, 38.5% of patients treated with Twyneo achieved success in IGA versus 11.5% in the vehicle treated group (P<0.001) at week 12. In trial SGT-65-05, 25.4% of patients treated with Twyneo achieved success in IGA versus 14.7% in the vehicle group (P=0.017) at week 12.

In trial SGT-65-04, the absolute mean change from baseline of inflammatory lesion count for Twyneo was -21.6 versus -14.8 for the vehicle group (P<0.001) at week 12. In trial SGT-65-05, the absolute change from baseline of inflammatory lesion count for Twyneo was -16.2 versus -14.1 for the vehicle group (P=0.021) at week 12.

In trial SGT-65-04, the absolute mean change from baseline of non-inflammatory lesion count for Twyneo was -29.7 versus -19.8 for the vehicle group (P<0.001). In trial SGT-65-05, the absolute mean change from baseline of non-inflammatory lesion count for Twyneo was -24.2 versus -17.4 for the vehicle group (P<0.001) at week 12.

Safety and Tolerability

In both trials, Twyneo appeared to be generally safe and well-tolerated and the majority of local skin reactions, when reported, were mild or moderate and improved over time. A total of 18 subjects discontinued treatment in both trials due to treatment emergent adverse events. There were no treatment-related serious adverse events and four unrelated serious adverse events (one Twyneo (depression), three vehicle) were reported across both trials.

Pre-NDA Meeting for Epsolay

On February 5, 2020, we held a pre-NDA meeting with the FDA regarding the Epsolay clinical development program and our planned NDA submission for marketing approval of Epsolay. We expect to receive final minutes from this meeting within 30 days of February 5, 2020 and intend to submit the NDA for marketing approval of Epsolay in the second quarter of 2020.

Topline Results of Long-Term Safety Study for Epsolay

On February 12, 2020, we announced positive topline results from our open-label, long-term safety study, evaluating Epsolay® for a treatment duration up to 52 weeks. The study enrolled 547 subjects, all of whom had completed 12 weeks of treatment with Epsolay or vehicle in the preceding double-blind Phase 3 studies. Patients continued onto open-label treatment with Epsolay once-daily for up to an additional 40 weeks. The safety population of 535 subjects received Epsolay therapy for an overall period of at least 28 weeks. Of these 535 subjects, 209 subjects completed 52 weeks of treatment with Epsolay, exceeding the sample size requirements previously defined by the FDA for the Epsolay one-year safety evaluation.

Non-cutaneous adverse events were similar in frequency and type to those observed in the preceding Phase 3 trials. The most common adverse event reported was nasopharyngitis (5.4%). Less than 3% of patients experienced application site adverse events that were considered to be drug-related, and no serious drug-related adverse events were reported.

At every study visit, the investigator conducted Local Tolerability and Cutaneous Safety Assessments. At the end of 52 weeks more than 90% of subjects had “none” or “mild” signs or symptoms (burning or stinging, itching, dryness and scaling) and no “severe” tolerability scores were recorded.

Although the study was designed to evaluate long-term safety, subjects also continued to undergo evaluation according to the Investigator Global Assessment (IGA) 5-point scale. Of the 209 patients treated with Epsolay for 52 weeks, 73.2% reported an IGA score of 0 ("clear") or 1 ("almost clear") at 52 weeks.

Preliminary Financial Results for the Year Ended December 31, 2019

We estimate our revenue for the quarter and year ended December 31, 2019 attributable to sales of our partnered generic product, acyclovir cream, 5%, with Perrigo to be approximately $4.0 million and $22.8 million, respectively. As of the date of this prospectus supplement, this is the only generic acyclovir cream available on the U.S. market. As of December 31, 2019, our cash, cash equivalents, deposits and marketable securities are expected to be approximately $50.3 million, excluding the approximate $4.0 million in revenue from acyclovir cream, 5%, in the fourth quarter of 2019.

The estimates above represent the most current information available to our management and do not present all necessary information for an understanding of our financial condition as of and the results of operations for the year ended December 31, 2019. We are currently preparing our financial results for the quarter and year ended December 31, 2019. There is no assurance that our revenues from the sale of acyclovir cream, 5%, along with our cash, cash equivalents, deposits and marketable securities as of and for the year ended December 31, 2019 to be reported in our financial statements for the period, when finalized and reviewed, will not differ from the estimates provided. Any such differences could be material, and accordingly prospective investors should not place undue reliance on these estimates.

The preliminary financial data included in this document has been prepared by, and is the responsibility of our management. Our independent registered public accounting firm, Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, has not audited, reviewed, compiled or applied agreed upon procedures with respect to the preliminary financial data. Accordingly, Kesselman & Kesselman does not express an opinion or any other form of assurance with respect thereto. These are estimates which should not be regarded as a representation by us, our management, or the underwriters as to our actual results for the quarter and year ended December 31, 2019.

Financing Outlook

We intend to use the net proceeds from this offering to fund pre-commercialization and launch activities for Epsolay and Twyneo, research and development activities and the remainder for working capital and other general corporate purposes.  Based on the planned use of proceeds, we believe that the net proceeds from this offering, without giving effect to the potential exercise of the warrants offered hereby or the proceeds of the concurrent Private Placement, together with our existing cash resources, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into the second quarter of 2021. We based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. See "Use of Proceeds."

Following the closing of this offering and the concurrent Private Placement, we currently do not plan to raise additional dilutive capital to fund our pre-commercialization activities. We plan to raise non-dilutive capital to further fund our pre-commercialization activities through the commercial launch of Epsolay and Twyneo, if approved.

Concurrent Private Placement

M. Arkin Dermatology Ltd., or, Arkin, an entity wholly-owned by Mr. Mori Arkin, the Chairman of our Board of Directors and indirect controlling shareholder, has agreed to purchase in the Private Placement 454,628 ordinary shares and warrants to purchase up to 363,702 ordinary shares at a price equal to the public offering price of the ordinary shares and accompanying warrants in this offering. The Private Placement is contingent on the closing of this offering and the satisfaction of certain other conditions, including disinterested shareholder approval. The consummation of this offering is not contingent on the consummation of the Private Placement.

In addition, Arkin has agreed to a 90-day lock-up agreement with the underwriters pursuant to which both its pre-offering ordinary shares and the ordinary shares and accompanying warrants it purchases in the Private Placement, if any, will be locked up for a period of 90 days, subject to certain exceptions. See “Underwriting—No Sales of Similar Securities.”

Corporate Information

Our legal and commercial name is Sol-Gel Technologies Ltd. We were incorporated on October 28, 1997 and were registered as a company with limited liability under the laws of the State of Israel.

Our principal executive offices are located at 7 Golda Meir St., Weizmann Science Park, Ness Ziona, 7403650 Israel, and our telephone number is +972-8-931-3433. Our website address is http://www.sol-gel.com. The information on our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Our agent for service of process in the United States is Sol-Gel Technologies, Inc., c/o The Corporation Trust Company, located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and therefore we may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes Oxley Act of 2002, or the Sarbanes-Oxley Act, and reduced financial reporting requirements. We may take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earliest of: (1) the end of the fiscal year in which the market value of our ordinary shares that are held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter, (2) the end of the fiscal year in which we have total annual gross revenues of $1.07 billion or more during such fiscal year, (3) the date on which we have issued more than $1 billion in non-convertible debt in a three-year period, and (4) the last day of the fiscal year following the fifth anniversary of our initial public offering, which was completed in February 2018.

Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Securities Exchange Act of 1934, or the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring filing with the SEC of quarterly periodic reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Ordinary Shares Offered by Us in the Offering	2,091,907 ordinary shares

Warrants Offered by Us
Warrants to purchase up to 1,673,525 ordinary shares offered in combination with the ordinary shares offered hereby. The warrants will be immediately exercisable, and will remain exercisable until February 19, 2023.

The exercise price for the warrants initially will be $14.00 per whole ordinary share. The exercise price will be subject to certain further adjustments as described herein. For more information, see "Description of Securities We Are Offering — Warrants" on page S-15 of this prospectus supplement. This prospectus supplement also relates to the offering of the ordinary shares issuable upon exercise of the warrants.

Total Ordinary Shares to be Outstanding Immediately After This Offering	22,494,707 ordinary shares.

Concurrent Private Placement
M. Arkin Dermatology Ltd., an entity wholly-owned by Mr. Mori Arkin, the Chairman of our Board of Directors and indirect controlling shareholder, has agreed to purchase in the Private Placement 454,628 ordinary shares and warrants to purchase up to 363,702 ordinary shares at a price equal to the public offering price of the ordinary shares and accompanying warrants. The Private Placement is contingent on the closing of this offering and the satisfaction of certain other conditions, including disinterested shareholder approval. The consummation of this offering is not contingent on the consummation of the Private Placement.

Use of Proceeds
We estimate that we will receive net proceeds from this offering of approximately $21.5 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The estimated net proceeds do not give effect to the potential exercise of the warrants offered hereby or the proceeds of the Private Placement.

We intend to use the net proceeds from this offering to fund pre-commercialization and launch activities for Epsolay and Twyneo, research and development activities and the remainder for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors
Investing in our ordinary shares and warrants involves significant risks. See “Risk Factors” on page S-9 of this prospectus supplement, and under similar headings in other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Nasdaq Global Market symbol	“SLGL” We do not intend to list the warrants on the Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system.

The number of ordinary shares to be outstanding immediately after this offering is based on 20,402,800 ordinary shares outstanding as of September 30, 2019, assumes no exercise of the warrants offered hereby and excludes:

•
1,223,867 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding under our 2014 Share Incentive Plan as of September 30, 2019, at a weighted average exercise price of $5.08 per ordinary share;

•	30,668 ordinary shares issuable upon the vesting of restricted share units outstanding under our 2014 Share Incentive Plan as of September 30, 2019;

•	an additional 52,735 ordinary shares reserved for future issuance under our amended and restated 2014 Share Incentive Plan; and

•	the issuance of 454,628 ordinary shares in the Private Placement and any exercise of the warrants offered thereby.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risk factors discussed below and the risk factors under the caption “Item 3: Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, and in any other filing we make with the SEC subsequent to the date of this prospectus supplement that is incorporated herein by reference, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

Risks Related to the Offering, Our Ordinary Shares and Our Warrants

There is no public market for the warrants to purchase ordinary shares being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Global Market. Without an active market, the liquidity of the warrants will be limited.

The warrants are speculative in nature. You may not be able to recover your investment in the warrants, and the warrants may expire worthless.

If our ordinary share price does not increase to an amount sufficiently above the applicable exercise price of the warrants during the period the warrants are exercisable, you will be unable to recover any of your investment in the warrants. There can be no assurance that the market price of the ordinary shares will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

The warrants may become mandatorily exercisable.

Beginning on and after August 19, 2021, if  the trading price of our ordinary shares equals or exceeds $21 per ordinary share for twenty consecutive trading days, then we will have the right to require you to exercise all or any portion of your warrant still unexercised for a cash exercise.

Holders of the warrants will have no rights as shareholders until they acquire our ordinary shares.

Until you acquire shares of our ordinary shares upon exercise of the warrants, you will have no rights with respect to our ordinary shares issuable upon exercise of the warrants, including the right to receive dividend payments, vote or respond to tender offers. Upon exercise of your warrants, you will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

Our management and board of directors will have broad discretion as to the use of the net proceeds from this offering, and we may not use them effectively.

We intend to use the net proceeds from this offering to fund pre-commercialization and launch activities for Epsolay and Twyneo, research and development activities and the remainder for working capital and other general corporate purposes. However, our management and board of directors will have broad discretion in the application of the net proceeds from this offering, and you will be relying on their judgment regarding the application of these proceeds, which can be different from that contemplated at the time of this offering. Our management and board of directors could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our ordinary shares to decline.

You will experience immediate and substantial dilution in the book value per ordinary share you purchase.

After giving effect to the sale of 2,091,907 ordinary shares and accompanying warrants to purchase up to 1,673,525 ordinary shares in this offering (excluding the proceeds, if any, from the exercise of the warrants offered hereby and the Private Placement), at the combined public offering price of $7.44 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, you will experience immediate and substantial dilution of $11.00 per ordinary share and accompanying warrant, representing the difference between the public offering price per share and our as adjusted net tangible book value per share as of September 30, 2019 after giving effect to this offering. If holders of outstanding options to acquire our ordinary shares exercise those options at prices below the public offering price per share, and upon vesting of outstanding restricted share units that we have granted, you will experience further dilution. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

A large number of shares may be sold in the market following this offering, which may depress the market price of our ordinary shares.

All of our ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our ordinary shares may be sold in the public market following this offering, which may cause the market price of our ordinary shares to decline. This could make it more difficult for you to sell your ordinary shares at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of additional equity securities.

You may experience further dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share in this offering. We may sell ordinary shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We may be considered to be a passive foreign investment company for U.S. federal income tax purposes for the current tax year and possibly thereafter, which could result in materially adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares or warrants.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a passive foreign investment company, or PFIC, for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Starting in the first quarter of 2019, we began generating revenue under our collaboration agreement with Perrigo for the development of the generic version of Zovirax® (acyclovir) cream, 5%. We expect to generate substantial revenue under this agreement for our 2020 taxable year and foreseeable future years. Though the application of the relevant rules governing the characterization of such revenue for purposes of the PFIC income test is uncertain, we intend to take the position that, based on our involvement and management contributions throughout the development process, such revenue is non-passive for PFIC purposes. As a result, assuming we continue to earn substantial revenue from such agreement as anticipated and based on the current and anticipated value and composition of our income and assets, we do not expect that we will be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or for foreseeable future years. However, there are substantial factual and legal ambiguities regarding the nature of the revenue and the application of the relevant PFIC rules, and thus, the determination that such revenue is non-passive is not without doubt, and alternative characterizations are possible.

A separate determination has to be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ordinary shares, our PFIC status may depend in part on the market price of our ordinary shares, which may fluctuate significantly. In addition, there are certain other ambiguities in applying the PFIC test to us. If we are considered a PFIC, material adverse U.S. federal income tax consequences could apply to U.S. Holders (as defined in the section headed “Material Tax Considerations—U.S. Federal Income Tax Considerations”) of our ordinary shares or warrants with respect to any “excess distribution” received from us and any gain from a sale or other disposition of our ordinary shares or warrants. Potential investors are strongly advised to consult their own advisors regarding the consequences to them if we were to be considered a PFIC. Please see “Material Tax Considerations—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company” for more information.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein and therein by reference, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•
the adequacy of our financial and other resources, particularly in light of our history of recurring losses and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives;

•	our ability to complete the development of our product candidates;
•	our ability to find suitable co-development partners;
•
our ability to obtain and maintain regulatory approvals for our product candidates in our target markets and the possibility of adverse regulatory or legal actions relating to our product candidates even if regulatory approval is obtained;

•	our ability to commercialize our pharmaceutical product candidates;
•	our ability to obtain and maintain adequate protection of our intellectual property;
•	our ability to manufacture our product candidates in commercial quantities, at an adequate quality or at an acceptable cost;
•	our ability to establish adequate sales, marketing and distribution channels;
•	acceptance of our product candidates by healthcare professionals and patients;
•	the possibility that we may face third-party claims of intellectual property infringement;
•	the timing and results of clinical trials that we may conduct or that our competitors and others may conduct relating to our or their products;
•
intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

•	potential product liability claims;
•	potential adverse federal, state and local government regulation in the United States, Europe or Israel; and
•	loss or retirement of key executives and research scientists.

You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, and under the heading “Risk Factors” in our most recent Annual Report on Form 20-F and in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of these and other risks that relate to our business and investing in our ordinary shares and warrants. The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein and therein by reference are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus supplement to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of our ordinary shares and warrants will be approximately $21.5 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The foregoing description of estimated net proceeds does not give effect to the potential exercise of the warrants offered hereby or the proceeds of the Private Placement.

We intend to use the net proceeds from this offering to fund pre-commercialization and launch activities for Epsolay and Twyneo, research and development activities and the remainder for working capital and other general corporate purposes.

Although we have identified some potential uses of the net proceeds to be received upon completion of this offering, we cannot specify these uses with certainty. Our expected use of net proceeds from this offering represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our product candidate development, the status of, and results from, clinical trials, as well as any collaborations that we have entered into or may enter into with third parties for our product candidates, and any unforeseen cash needs. As a result, our management and board of directors will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Until we use the net proceeds of this offering, we intend to deploy the funds in either (i) cash and cash equivalents or (ii) short-term, investment grade, interest-bearing instruments, consistent with our investment policy.

Based on the planned use of proceeds described above, we believe that the net proceeds from this offering, without giving effect to the potential exercise of the warrants offered hereby or the proceeds of the Private Placement, together with our existing cash resources, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into the second quarter of 2021. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

CAPITALIZATION

The table below sets forth our cash, cash equivalents and marketable securities and capitalization as of September 30, 2019:

•	on an actual basis; and

•
on an as adjusted basis to reflect the sale of 2,091,907 ordinary shares in this offering at the combined public offering price of $11.00 per ordinary share and accompanying warrant (excluding ordinary shares issuable upon the exercise of the warrants offered hereby and proceeds, if any, therefrom) after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

The actual and as adjusted data included in the table below is unaudited. The financial data in the following table should be read in conjunction with our financial statements incorporated by reference herein.

	As of September 30, 2019
	Actual	As Adjusted
	(unaudited) (in thousands)

Cash, cash equivalents and marketable securities	$57,726	$79,206
Shareholders’ equity
Ordinary shares, par value NIS 0.1 per share; 50,000,000 shares authorized and 20,402,800 shares issued and outstanding, actual; 50,000,000 shares authorized and 22,494,707 issued and outstanding, as adjusted	$561	622
Additional paid-in capital	203,481	$224,900
Accumulated deficit	(145,471)	(145,471)
Total shareholders’ equity	58,571	80,051
Total capitalization	$58,571	$80,051

The above table is based on 20,402,800 ordinary shares issued and outstanding as of September 30, 2019, and excludes the following:

•
1,223,867 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding under our 2014 Share Incentive Plan as of September 30, 2019, at a weighted average exercise price of $5.08 per ordinary share;

•	30,668 ordinary shares issuable upon the vesting of restricted share units outstanding under our 2014 Share Incentive Plan as of September 30, 2019;

•	an additional 52,735 ordinary shares reserved for future issuance under our amended and restated 2014 Share Incentive Plan; and

•	the issuance of 454,628 ordinary shares in the Private Placement and any exercise of the warrants offered thereby.

DILUTION

If you invest in our ordinary shares and warrants in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share and accompanying warrant and the as adjusted net tangible book value per share of our ordinary shares after this offering. We calculate net tangible book value per ordinary share by subtracting our liabilities from our tangible assets and dividing the difference by the number of ordinary shares outstanding at a given date.

Our net tangible book value as of September 30, 2019 was approximately $58.6 million, or $2.87 per share.

After giving effect to the sale of  2,091,907 ordinary shares and accompanying warrants to purchase 1,673,525 ordinary shares in this offering (excluding the proceeds and issuance of shares, if any, from the exercise of the warrants issued pursuant to this offering), at the combined public offering price of $11.00 per ordinary share and accompanying warrant, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, our as adjusted net tangible book value as of September 30, 2019 would have been approximately $80.1 million, or $3.56 per ordinary share. This represents an immediate increase in net tangible book value of approximately $0.69 per share to our existing shareholders and immediate dilution in net tangible book value of approximately $7.44 per share to investors participating in this offering, as illustrated by the following table:

Public offering price per ordinary share and warrant		$11.00
Net tangible book value per share as of September 30, 2019	$2.87
Increase in net tangible book value per share attributable to this offering	$0.69
As adjusted net tangible book value per share as of September 30, 2019, after giving effect to this offering		$3.56
Dilution per share to investors participating in this offering		$7.44

The above discussion and table are based on 20,402,800 ordinary shares issued and outstanding as of September 30, 2019, and excludes the following:

•
1,223,867 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding under our 2014 Share Incentive Plan as of September 30, 2019, at a weighted average exercise price of $5.08 per ordinary share;

•	30,668 ordinary shares issuable upon the vesting of restricted share units outstanding under our 2014 Share Incentive Plan as of September 30, 2019;

•	an additional 52,735 ordinary shares reserved for future issuance under our amended and restated 2014 Share Incentive Plan; and

•	the issuance of 454,628 ordinary shares in the Private Placement and any exercise of the warrants offered thereby.

To the extent that any of these outstanding options are exercised or we issue additional shares under our equity incentive plans, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Ordinary Shares

The material terms and provisions of our ordinary shares are described under the caption “Description of Ordinary Shares” starting on page 4 of the accompanying prospectus. Our ordinary shares are listed on the Nasdaq Global Market under the symbol “SLGL.” The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC.

Warrants

The following is a brief summary of certain terms and conditions of the warrants and is subject in all respects to the provisions contained in the warrants. You should review a copy of the form of ordinary share purchase warrant for a complete description of the terms and conditions applicable to the warrants.

Term

The warrants are immediately exercisable and will remain exercisable for the term of the warrants, ending at 11:59 P.M. on February 19, 2023. The term can also be extended by us at our sole discretion.

Exercise Price

The exercise price of the warrants is $14.00 per whole ordinary share. The exercise price is subject to appropriate adjustment in the event of certain stock splits, dividends, recapitalizations or similar events affecting our ordinary shares.

Exercisability

Holders may exercise the warrants at any time during the applicable term of the warrant. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a written notice and, within one trading day of delivering such notice, payment in full for the number of shares of our ordinary shares purchased upon such exercise. The Holder may not elect to exercise the warrant through a cashless exercise.

Mandatory Exercise

If at any time from and after August 19, 2021, the simple average of the daily VWAP of the ordinary shares on the Nasdaq Global Market (or other national stock exchange or market on which the ordinary shares are then listed or quoted) equals or exceeds $21.00 per ordinary share (which amount may be adjusted for certain capital events) for twenty consecutive trading days, then we shall have the right to require the holder to exercise all or any portion of the warrant still unexercised for a cash exercise, as designated in an irrevocable written notice delivered to the holder by electronic mail, on the mandatory exercise date into fully paid, validly issued and nonassessable ordinary shares at the exercise price as of the mandatory exercise date.

For purposes of the foregoing discussion of mandatory exercise, “VWAP” shall mean the dollar volume-weighted average price for the ordinary shares on the NASDAQ Global Market (or, if the Nasdaq Global Market is not the principal trading market for the ordinary shares, then on the principal securities exchange or securities market on which the ordinary shares are then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of the ordinary shares in the over-the-counter market on the electronic bulletin board for the ordinary shares during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the ordinary shares by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the ordinary shares as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).  If the VWAP cannot be calculated for the ordinary shares on such date on any of the foregoing bases, the VWAP of the ordinary shares on such date shall be the fair market value as mutually determined by us and the holder.

No Fractional Shares

No fractional shares of ordinary shares will be issued upon exercise of the warrants. If there is a fractional share issuable upon exercise, it will be rounded down to the nearest whole share.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Authorized Shares

During the period the warrants are outstanding, we will reserve from our authorized and unissued ordinary shares a sufficient number of shares to provide for the issuance of ordinary shares underlying the warrants upon the exercise of the warrants.

Exchange Listing

We do not plan on applying to list the warrants on the Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

In the event of any fundamental transaction, as defined in the warrants and generally including any consolidation or merger with or into another entity, the sale of all or substantially all of our assets, tender offer or exchange offer, reorganization or recapitalization through which another entity acquires us, or reclassification of our ordinary shares, then (i) the successor entity in such transaction will assume in writing all of our obligations under the warrant pursuant to written agreements, including an adjusted exercise price equal to the value for the ordinary shares reflected by the terms of such fundamental transaction, and exercisable for a corresponding number of ordinary shares equivalent to the ordinary shares acquirable and receivable upon exercise of the warrant prior to such fundamental transaction, provided such successor entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an eligible market or (ii) each holder shall receive notice of the anticipated consummation of a fundamental transaction not less than ten (10) business days prior to the consummation of such transaction and an opportunity to exercise the warrants prior to the consummation of the transaction.Notwithstanding anything to the contrary, in the event of a fundamental transaction, the Company or any successor entity shall, at the holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the fundamental transaction, purchase the warrants from the holder by paying to the holder an amount of cash equal to the black scholes value, as defined in the warrants, of the remaining unexercised portion of the warrant on the date of the consummation of the fundamental transaction; provided, however, in the event of a fundamental transaction which is not approved by our board of directors and not within the control of the Company, neither the Company nor a successor entity will be required to purchase the warrants for such amount.

Failure to Timely Deliver Securities

If we fail for any reason to deliver to a holder the number of ordinary shares due to the holder pursuant to the holder’s written notice on or before the second trading day following receipt of such notice, we will pay to the holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of ordinary shares subject to such exercise, $10 per trading day (increasing to $20 per trading day on the fifth trading day after such liquidated damages begin to accrue) for each trading day until such ordinary shares are delivered or the holder rescinds such exercise.

Right as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder's ownership of ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

Waivers and Amendments

Any term of the warrants issued in the offering may be amended or waived with our written consent and the written consent of holders representing at least two thirds of the shares of ordinary shares issuable upon exercise of the warrants then outstanding.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

MATERIAL TAX CONSIDERATIONS

Israeli Tax Considerations and Government Programs

General

The following is a summary of the material Israeli tax laws applicable to us, and some Israeli Government programs benefiting us. This section also contains a discussion of some Israeli tax consequences to persons owning our ordinary shares and warrants. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons that own, directly or indirectly, 10% or more of our outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion. Some parts of this discussion are based on new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OF WARRANTS, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax at the rate of 24% of a company’s taxable income in 2017, which was reduced to 23% in 2018 and thereafter. However, the effective tax rate payable by a company that derives income from a Benefited Enterprise or a Preferred Enterprise (each, as discussed below) may be considerably less. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate.

Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as a company resident in Israel and which was incorporated in Israel of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it and which is located in Israel. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

•
amortization over an eight-year period of the cost of purchased know-how and patents and rights to use a patent and know-how which are used for the development or advancement of the Industrial Enterprise;

•	under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

•	expenses related to a public offering are deductible in equal amounts over three years.

Although as of the date of this prospectus supplement, we do not have industrial production activities, we may qualify as an Industrial Company in the future and may be eligible for the benefits described above.

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	the research and development must be for the promotion of the company; and

•	the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the financing of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Tax Ordinance, 1961. Expenditures not so approved are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law).

Tax Benefits Prior to the 2005 Amendment

An investment program that is implemented in accordance with the provisions of the Investment Law prior to an amendment that became effective in April 2005, or the 2005 Amendment, referred to as an “Approved Enterprise,” is entitled to certain benefits. A company that wished to receive benefits as an Approved Enterprise must have received approval from the Investment Center of the Israeli Ministry of Economy and Industry, or the Investment Center. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

In general, an Approved Enterprise is entitled to receive a grant from the Government of Israel or an alternative package of tax benefits, known as the alternative benefits track. The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise. Income derived from activity that is not integral to the activity of the Approved Enterprise does not enjoy tax benefits.

In addition, a company that has an Approved Enterprise program is eligible for further tax benefits if it qualifies as a Foreign Investors’ Company, or FIC, which is a company with a level of foreign investment, as defined in the Investment Law. The level of foreign investment is measured as the percentage of rights in the company (in terms of shares, rights to profits, voting and appointment of directors), and of combined share and loan capital, that are owned, directly or indirectly, by persons who are not residents of Israel. The determination as to whether a company qualifies as an FIC is made on an annual basis. We are not entitled to tax benefits for Approved Enterprise.

Tax Benefits Subsequent to the 2005 Amendment

The 2005 Amendment applies to new investment programs and investment programs commencing after 2004, but does not apply to investment programs approved prior to April 1, 2005. The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment became effective (April 1, 2005) will remain subject to the provisions of the Investment Law as in effect on the date of such approval. Pursuant to the 2005 Amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments. The 2005 Amendment, however, limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income be derived from exports.

The 2005 Amendment provides that Approved Enterprise status will only be necessary for receiving cash grants. As a result, it was no longer necessary for a company to obtain Approved Enterprise status in order to receive the tax benefits previously available under the alternative benefits track. Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set forth in the amendment. Companies are entitled to approach the Israeli Tax Authority for a pre-ruling regarding their eligibility for benefits under the Investment Law, as amended.

In order to receive the tax benefits, the 2005 Amendment states that a company must make an investment which meets all of the conditions, including exceeding a minimum investment amount specified in the Investment Law. Such investment allows a company to receive “Benefited Enterprise” status, and may be made over a period of no more than three years from the end of the year in which the company requested to have the tax benefits apply to its Benefited Enterprise. Where the company requests to apply the tax benefits to an expansion of existing facilities, only the expansion will be considered to be a Benefited Enterprise and the company’s effective tax rate will be the weighted average of the applicable rates. In this case, the minimum investment required in order to qualify as a Benefited Enterprise is required to exceed a certain percentage of the value of the company’s production assets before the expansion.

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depend on, among other things, the geographic location in Israel of the Benefited Enterprise. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to 10 years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% and the applicable corporate tax for the remainder of the benefits period, depending on the level of foreign investment in the company in each year. A company qualifying for tax benefits under the 2005 Amendment which pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the gross amount of the dividend at the otherwise applicable corporate tax rate or a lower rate in the case of a qualified FIC which is at least 49% owned by non-Israeli residents. Dividends paid out of income attributed to a Benefited Enterprise are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty.

The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest, or other monetary penalties.

We applied for tax benefits as a “Benefited Enterprise” with 2012 as a “Year of Election.” We may be entitled to tax benefits under this regime once we are profitable for tax purposes and subject to the fulfillment of all the relevant conditions. If we do not meet these conditions, the tax benefits may not be applicable, which would result in adverse tax consequences to us. Alternatively, and subject to the fulfillment of all the relevant conditions, we may elect in the future to irrevocably waive the tax benefits available for Benefited Enterprise and claim the tax benefits available to Preferred Enterprise under the 2011 Amendment (as detailed below).

Tax Benefits Under the 2011 Amendment

The Investment Law was significantly amended as of January 1, 2011, or the 2011 Amendment. The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment.

The 2011 Amendment introduced new tax benefits for income generated by a “Preferred Company” through its “Preferred Enterprise,” in accordance with the definition of such term in the Investment Law, which generally means that a “Preferred Company” is an industrial company meeting certain conditions (including a minimum threshold of 25% export).

A Preferred Company is entitled to a reduced flat tax rate with respect to the income attributed to the Preferred Enterprise, at the following rates:

Tax Year	Development Region “A”	Other Areas within Israel
2011 – 2012	10%	15%
2013	7%	12.5%
2014 – 2016	9%	16%
2017 and thereafter	7.5%	16%

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations — 0%, (ii) Israeli resident individuals — 20% in 2020, and (iii) non-Israeli residents — 4% in 2020, subject to the provisions within the Investment Law and to a reduced tax rate under the provisions of an applicable double tax treaty.

Under the 2011 Amendment, a company located in Development Region “A” may be entitled to cash grants and the provision of loans under certain conditions, if approved. The rates for grants and loans shall not be fixed, but up to 20% of the amount of the approved investment (may be increased by an additional 4%). In addition, a company owning a Preferred Enterprise under the Grant Track may be entitled also to the tax benefits which are prescribed for a Preferred Company.

The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

We are currently not entitled to tax benefits for a Preferred Enterprise.

Taxation of Our Shareholders

Capital Gains

Capital gain tax is imposed on the disposition of capital assets by an Israeli resident, and on the disposition of such assets by a non-Israeli resident if those assets are (i) located in Israel, (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli consumer price index between the date of purchase and the date of disposition. Inflationary Surplus is not currently subject to tax in Israel.

Real Gain accrued by individuals on the sale of our ordinary shares or warrants will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.

Real Gain derived by corporations will be generally subject to the corporate tax rate of 23% in 2018 and thereafter.

Individual and corporate shareholder dealing in securities in Israel are taxed at the tax rates applicable to business income — 23% for corporations in 2018 and thereafter, and a marginal tax rate of up to 50% for individuals, including an excess tax.

Notwithstanding the foregoing, capital gain derived from the sale of our ordinary shares or warrants by a non-Israeli shareholder may be exempt under the Israeli Tax Ordinance from Israeli capital gain tax provided that the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed. However, non-Israeli corporations will not be entitled to the foregoing exemption if more than 25% of its means of control are held, directly and indirectly, by Israeli residents, and Israeli residents are entitled to 25% or more of the revenues or profits of the corporation, directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Double Tax Treaty exempts U.S. residents from Israeli capital gain tax in connection with such sale, provided (i) the U.S. resident owned, directly or indirectly, less than 10% of an Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.

In general, the exercise of warrants to purchase ordinary shares would not be subject to tax in Israel. Capital gains generated from the sale or other disposition of the warrants to purchase ordinary shares would generally be subject to Israeli tax, however, a non-Israeli resident may be exempt from Israeli tax.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares or warrants, the payment of the consideration may be subject to the withholding of Israeli tax at source at a rate of 25% if the seller is an individual and at the corporate tax rate (23% in 2018 and thereafter) if the seller is a corporation. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

At the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and July 31 of every tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Israeli Tax Ordinance and regulations promulgated thereunder, the aforementioned return need not be filed and no advance payment must be paid. Capital gain is also reportable on the annual income tax return.

Dividends

We have never paid cash dividends. A distribution of a dividend by our company from income attributed to a Benefited Enterprise will generally be subject to withholding tax in Israel at a rate of 20% unless a reduced tax rate is provided under an applicable tax treaty. A distribution of a dividend by our company from income attributed to a Preferred Enterprise will generally be subject to withholding tax in Israel at the following tax rates: Israeli resident individuals — 20%; Israeli resident companies — 0% for a Preferred Enterprise; Non-Israeli residents — 20%, subject to a reduced rate under the provisions of any applicable double tax treaty. A distribution of dividends from income, which is not attributed to a Preferred Enterprise to an Israeli resident individual, will generally be subject to withholding tax at a rate of 25%, or 30% if the dividend recipient is a Controlling Shareholder at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will not be subject to Israeli tax provided the income from which such dividend is distributed was derived or accrued within Israel.

The Israeli Tax Ordinance provides that a non-Israeli resident (either individual or corporation) is generally subject to Israeli withholding tax on the receipt of dividends at the rate of 25% (30% if the dividends recipient is a Controlling Shareholder, at the time of distribution or at any time during the preceding 12-month period); those rates may be subject to a reduced rate under the provisions of an applicable double tax treaty. Under the U.S.-Israel Double Tax Treaty, the following withholding rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting share capital of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends — the rate is 12.5%; (ii) if both the conditions mentioned in clause (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to an Approved Enterprise — the rate is 15%; and (iii) in all other cases, the rate is 25%. The aforementioned rates under the Israel U.S. Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from a business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether or not the recipient is a Controlling Shareholder), unless relief is provided in a treaty between Israel and the shareholder’s country of residence and provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income exceeding NIS 640,000 for 2017 and thereafter, linked to the annual change in the Israeli consumer price index (NIS 641,880 for 2018 and NIS 649,560 for 2019), including, but not limited to income derived from, dividends, interest and capital gains.

Foreign Exchange Regulations

Non-residents of Israel who hold our ordinary shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and may be restored at any time by administrative action.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

U.S. Federal Income Tax Considerations

The following discussion describes certain material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our ordinary shares or the warrants issued pursuant to this offering and our ordinary shares received upon exercise of the warrants. This discussion applies only to U.S. Holders that hold our ordinary shares or the warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and that have the U.S. dollar as their functional currency.

This discussion is based on the tax laws of the United States, including the Code, as in effect on the date hereof and on U.S. Treasury regulations as in effect or, in some cases, as proposed, on the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This summary does not address any estate or gift tax consequences, the alternative minimum tax, the Medicare tax on net investment income or any state, local, or non-U.S. tax consequences. The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark to market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons holding our ordinary shares or the warrants as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our share capital (by vote or value);

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•	persons who acquired our ordinary shares or the warrants pursuant to the exercise of any employee share option or otherwise as compensation;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares or the warrants being taken into account in an applicable financial statement; or

•	pass-through entities, or persons holding our ordinary shares or the warrants through pass-through entities.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES OR THE WARRANTS ISSUED PURSUANT TO THIS OFFERING AND OUR ORDINARY SHARES RECEIVED UPON EXERCISE OF THE WARRANTS.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of our ordinary shares or the warrants and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or other arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares or the warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A person that would be a U.S. Holder if it held our ordinary shares or the warrants directly and that is a partner of a partnership holding our ordinary shares or the warrants is urged to consult its own tax advisor.

Allocation of Basis between our Ordinary Shares and the Warrants

In determining their tax basis for our ordinary shares and the warrants received together pursuant to this offering,  U.S. Holders should allocate their purchase price between our ordinary shares and the warrants on the basis of their relative fair market values at the time of issuance. We do not intend to advise U.S. Holders with respect to this determination, and U.S. Holders are advised to consult their tax and financial advisors with respect to the relative fair market values of our ordinary shares and the warrants for U.S. federal income tax purposes.

Passive Foreign Investment Company

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will generally be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income (such as interest income); or

•
at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock.

Starting in the first quarter of 2019, we began generating revenue under a collaboration agreement with Perrigo for the development of the generic version of Zovirax® (acyclovir) cream, 5%. We expect to generate substantial revenue under such agreement for our 2020 taxable year and foreseeable future years. Though the application of the relevant rules governing the characterization of such revenue for purposes of the PFIC income test is uncertain, we intend to take the position that, based on our involvement and management contributions throughout the development process, such revenue is non-passive for PFIC purposes. As a result, assuming we continue to earn substantial revenue from such agreement as anticipated and based on the current and anticipated value and composition of our income and assets, we do not expect that we will be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or for foreseeable future years. However, there are substantial factual and legal ambiguities regarding the nature of the revenue and the application of the relevant PFIC rules, and thus, the determination that such revenue is non-passive is not without doubt, and alternative characterizations are possible.

A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ordinary shares, our PFIC status may depend in part on the market price of our ordinary shares, which may fluctuate significantly. In addition, there may be certain other ambiguities in applying the PFIC test to us. No rulings from the U.S. Internal Revenue Service (the “IRS”), however, have been or will be sought with respect to our status as a PFIC. If the IRS were to assert that, contrary to our expectation, we are not a PFIC in the current taxable year or a future year, there would be adverse tax consequences to investors, including those described below. Potential investors are strongly advised to consult their own advisors regarding the consequences to them if we were to be considered a PFIC.

If we are a PFIC for any taxable year during your holding period for our ordinary shares (or under proposed Regulations, the warrants), we generally will continue to be treated as a PFIC with respect to your investment in our ordinary shares or the warrants for all succeeding years during which you hold our ordinary shares or warrants, and, although subject to uncertainty, potentially our ordinary shares received upon exercise of such warrants. Certain elections (such as a deemed sale election) may be available under certain circumstances.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” (as defined below) you receive and any gain you realize from a sale or other disposition (including a pledge) of our ordinary shares or the warrants, unless you make a valid “mark-to-market” election as discussed below, which may not be available for the warrants. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of our ordinary shares or the warrants cannot be treated as capital gains, even if you hold our ordinary shares or the warrants as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you may be deemed to own a proportionate interest in such lower-tier PFICs that are directly or indirectly owned by us, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any excess distribution described above if we receive a distribution from our lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for our ordinary shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of our ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of our ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on our ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of our ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on our ordinary shares, as well as to any loss realized on the actual sale or disposition of our ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. Your basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed below under “— Taxation of Dividends and Other Distributions on our Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations, and may not include the warrants. Our ordinary shares are listed on the Nasdaq Global Market. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs we own, you generally will continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. The Nasdaq Global Market is a qualified exchange, but there can be no assurance that the trading in our ordinary shares will be sufficiently regular to qualify our ordinary shares as marketable stock. You should consult your tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-U.S. entity treated as a corporation is a PFIC, a holder of shares in that entity may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election to include in income its share of the entity’s income on a current basis. However, you may make a qualified electing fund election with respect to your ordinary shares only if we furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information. A qualified electing fund election may not be available for the warrants regardless of whether we provide such information.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621. If we are a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you. You are urged to consult your tax advisor regarding the application of the PFIC rules to an investment in ordinary shares or the warrants issued pursuant to this offering and our ordinary shares received upon exercise of the warrants.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT ON YOUR INVESTMENT IN OUR ORDINARY SHARES OR THE WARRANTS ISSUED PURSUANT TO THIS OFFERING AND OUR ORDINARY SHARES RECEIVED UPON EXERCISE OF THE WARRANTS IF WE WERE TO BE CONSIDERED A PFIC AS WELL AS THE APPLICATION OF THE PFIC RULES AND THE POSSIBILITY OF MAKING A MARK-TO-MARKET ELECTION.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of any distributions we make to you (including the amount of any tax withheld) with respect to our ordinary shares generally will be includible in your gross income as dividend income on the date of receipt by the holder, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may be taxed at the lower capital gain rates applicable to “qualified dividend income,” provided (i) our ordinary shares are readily tradable on an established securities market in the United States (such as the Nasdaq Global Market), (ii) we are neither a PFIC nor treated as such with respect to you (as discussed above) for either the taxable year in which the dividend was paid or the preceding taxable year, (iii) certain holding period requirements are met and (iv) you are not under an obligation to make related payments with respect to positions in substantially similar or related property.

The amount of any distribution paid in a currency other than U.S. dollars will be equal to the U.S. dollar value of such currency on the date such distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars at that time. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will generally constitute “passive category income.”

If Israeli withholding taxes apply to any dividends paid to you with respect to our ordinary shares, subject to certain conditions and limitations, such withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. Instead of claiming a credit, you may elect to deduct such taxes in computing taxable income, subject to applicable limitations. If a refund of the tax withheld is available under the applicable laws of Israel or under the Israel-U.S. income tax treaty (the “Treaty”), the amount of tax withheld that is refundable will not be eligible for such credit against your U.S. federal income tax liability (and will not be eligible for the deduction against your U.S. federal taxable income). The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor regarding the availability of a foreign tax credit in your particular circumstances, including the effects of the Treaty.

Constructive Dividends on our Ordinary Shares or the Warrants

If the exercise price of the warrants is adjusted in certain circumstances (or in certain circumstances, there is a failure to make adjustments or a failure to make adequate adjustments), that adjustment (or failure to adjust) may result in the deemed payment of a taxable dividend to a U.S. Holder of the warrants or our ordinary shares. Any such constructive dividend will be taxable generally as described above under “Taxation of Dividends and Other Distributions on our Ordinary Shares.” Generally, a U.S. Holder’s tax basis in our ordinary shares or the warrants will be increased to the extent of any such constructive dividend. It is not entirely clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder could be “qualified dividend income” as discussed above under “Taxation of Dividends and Other Distributions on our Ordinary Shares.” U.S. Holders should consult their tax advisers regarding the proper U.S. federal income tax treatment of any adjustments to (or failure to adjust, or adjust adequately) the exercise price of the warrants.

We are currently required to report the amount of any constructive dividends on our website or to the IRS and to holders not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of constructive dividends, as well as, obligations of withholding agents and filing and notice obligations of issuers in respect of such constructive dividends. If adopted as proposed, the regulations would generally provide that (i) the amount of a constructive dividend is the excess of the fair market value of the right to acquire stock immediately after the exercise price adjustment over the fair market value of the right to acquire stock (after the exercise price adjustment) without the adjustment, (ii) the constructive dividend occurs at the earlier of the date the adjustment occurs under the terms of the instrument and the date of the actual distribution of cash or property that results in the constructive dividend and (iii) we are required to report the amount of any constructive dividends on our website or to the IRS and to all holders (including holders that would otherwise be exempt from reporting). The final regulations will be effective for constructive dividends occurring on or after the date of adoption, but holders and withholding agents may rely on them prior to that date under certain circumstances.

Taxation of Disposition of our Ordinary Shares or the Warrants

Subject to the PFIC rules discussed above, upon a sale or other disposition of our ordinary shares or the warrants, you will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (including the amount of any tax withheld) and your tax basis in such ordinary shares or warrants. If the consideration you receive for our ordinary shares or warrants is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if our ordinary shares or warrants are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

Your tax basis in our ordinary shares or the warrants generally will equal, (i) in the case of our ordinary shares or warrants purchased in this offering,  the cost of such ordinary shares or warrants and (ii) in the case of our ordinary shares acquired upon exercise of the warrants, the sum of your tax basis in such warrants and the exercise price of such warrants. Any gain or loss on the sale or other disposition of our ordinary shares or the warrants will generally be treated as U.S. source income or loss and treated as long-term capital gain or loss if your holding period in our ordinary shares or the warrants at the time of the disposition exceeds one year. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon the sale or other disposition, you may not be able to utilize foreign tax credit unless you have foreign source income or gain in the same category from other sources. Long-term capital gain of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to significant limitations.

Taxation of Exercise or Expiration of the Warrants

In general, you will not be required to recognize income, gain or loss upon exercise of the warrants by payment of the exercise price. Your tax basis in our ordinary shares received upon exercise of the warrants will be equal to the sum of (1) your tax basis in the warrants exchanged therefor and (2) the exercise price of the warrants. Your holding period in our ordinary shares received upon exercise will commence on the day after you exercise the warrants.

If the warrants expire without being exercised, you will recognize a capital loss in an amount equal to your tax basis in the warrants. Such loss will be long-term capital loss if, at the time of the expiration, your holding period in the warrants is more than one year. The deductibility of capital losses is subject to limitations.

 Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to our ordinary shares or the warrants and proceeds from the sale, exchange or redemption of our ordinary shares or the warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Information with respect to Foreign Financial Assets

Certain U.S. Holders may be required to report information relating to an interest in our ordinary shares or the warrants, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. You should consult your tax advisor regarding the effect, if any, of this requirement on your ownership and disposition of our ordinary shares.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES OR THE WARRANTS ISSUED PURSUANT TO THIS OFFERING AND OUR ORDINARY SHARES RECEIVED UPON EXERCISE OF THE WARRANTS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated February 13, 2020, among us and Jefferies LLC (“Jefferies”) and BMO Capital Markets Corp. (“BMO”), as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of ordinary shares and warrants, each representing the right to purchase 0.80 of an ordinary share, shown opposite its name below:

Underwriter	Number of Ordinary Shares	Number of Warrants
Jefferies LLC	1,072,102	1,072,102
BMO Capital Markets Corp.	601,424	601,424
Raymond James & Associates, Inc	313,786	313,786
H.C. Wainwright & Co., LLC	104,595	104,595
Total	2,091,907	2,091,907

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ordinary shares and accompanying warrants if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each ordinary share is being sold together with a warrant representing the right to purchase 0.80 of an ordinary shares. The ordinary shares and warrants will be issued separately. There is no market through which the warrants may be sold and purchasers may not be able to resell the warrants purchased under this prospectus supplement. The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ordinary shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ordinary shares, that you will be able to sell any of the ordinary shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Global Market. The underwriters are offering the ordinary shares and accompanying warrants subject to their acceptance of the ordinary shares and accompanying warrants from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the ordinary shares and accompanying warrants to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.396 per ordinary share and accompanying warrant. After the offering, the public offering price and concession to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering.

	Per Combined Ordinary Share and Related Warrant	Total

Public offering price	$11.00	$23,010,977
Underwriting discounts and commissions paid by us	$0.66	$1,380,658.62
Proceeds to us, before expenses	$10.34	$21,630,318.38

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $150,000. We have also agreed to reimburse the underwriters for certain of their expenses incurred in connection with the offering in an amount up to $15,000.

Listing

Our ordinary shares are listed on the Nasdaq Global Market under the trading symbol “SLGL.” We do not intend to list the warrants on the Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

No Sales of Similar Securities

Except for the Private Placement disclosed herein, we, our officers, directors and certain shareholders, including Arkin, have agreed, subject to specified exceptions, not to directly or indirectly:

•
sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

•
otherwise dispose of any ordinary shares, options or warrants to acquire ordinary shares, or securities exchangeable or exercisable for or convertible into ordinary shares currently or hereafter owned either of record or beneficially, or

•	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies and BMO.
This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus.

Jefferies and BMO may, in their sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ordinary shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market.

A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares. A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our ordinary shares on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our ordinary shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail (or on the web sites) or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of the ordinary shares offered hereby.  The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

Australia

This prospectus supplement and the accompanying prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement and the accompanying prospectus in Australia, you confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;
•
a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the Company under Section 708(12) of the Corporations Act; or
•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this prospectus supplement and the accompanying prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement and the accompanying prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area (each, an “EEA Member State”), an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that EEA Member State except that an offer to the public in that EEA Member State of any securities may be made at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;
•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression “offer to the public” in relation to any securities in any EEA Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

MiFID II Product Governance

Any distributor subject to MiFID II that is offering, selling or recommending the ordinary shares is responsible for undertaking its own target market assessment in respect of the ordinary shares and determining its own distribution channels for the purposes of the MiFID product governance rules under Commission Delegated Directive (EU) 2017/593, or the Delegated Directive. Neither we nor the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer to the public within the meaning of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus supplement and the accompanying prospectus have not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(1), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred for six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

•
to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;
•	where the transfer is by operation of law;
•	as specified in Section 276(7) of the SFA; or
•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities hereunder is directed only at, (i) a limited number of persons in accordance with the Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Canada

(A) Resale Restrictions

The distribution of ordinary shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the ordinary shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

(B) Representations of Canadian Purchasers

By purchasing ordinary shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•
the purchaser is entitled under applicable provincial securities laws to purchase the ordinary shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 - Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations,
•	where required by law, the purchaser is purchasing as principal and not as agent, and
•	the purchaser has reviewed the text above under Resale Restrictions.

(C) Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 - Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D) Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E) Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F) Taxation and Eligibility for Investment

Canadian purchasers of ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ordinary shares in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the ordinary shares and warrants under Israeli law will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. Certain legal matters with respect to U.S. law will be passed upon for us by Latham & Watkins LLP, New York, New York. Covington & Burling LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering with respect to U.S. law, and Gornitzky & Co., Tel Aviv, Israel, is acting as counsel for the underwriters in connection with this offering with respect to Israeli law.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered by this prospectus supplement. However, as is permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus, which are part of our registration statement on Form F-3, omit certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, under cover of Reports of Foreign Private Issuer on Form 6-K, material information required to be made public by us or filed by us with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, information statements and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-38367). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2018, filed with the SEC on March 21, 2019;

•
our Reports on Form 6-K furnished on April 16, 2019, May 16, 2019, May 22, 2019, May 23, 2019, June 27, 2019, July 8, 2019 (Exhibit 99.1 only), July 25, 2019 (Exhibit 99.1 only), August 8, 2019 (two reports), August 13, 2019, November 15, 2019, December 30, 2019, January 6, 2020, January 8, 2020 (Exhibit 99.1 only), January 13, 2020 and February 13, 2020; and

•
the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on January 26, 2018, including any subsequent amendment or any report filed for the purpose of updating such description.

In addition, all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus supplement update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Sol-Gel Technologies Ltd., 7 Golda Meir Street, Weizmann Science Park, Ness Ziona, 7403650, Israel, Attn: Gilad Mamlok, telephone number +972 (8) 931-3433. You may also obtain information about us by visiting our website at www.sol-gel.com. Information contained in our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Sol-Gel Technologies Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is Sol-Gel Technologies Inc., c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

We have been informed by our legal counsel in Israel, Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PROSPECTUS

$120,000,000

Ordinary Shares,
Warrants to Purchase Ordinary Shares,
Subscription Rights and/or Units
Offered by the Company

SOL-GEL TECHNOLOGIES LTD.

We may offer and sell to the public from time to time in one or more series or issuances up to $120,000,000 in the aggregate of ordinary shares, warrants, subscription rights and/or units consisting of two or more of these classes or series of securities.

We refer to the ordinary shares, warrants, subscription rights and units collectively as “securities” in this prospectus.

Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offeror, the offering and the specific terms of the securities offered. This prospectus may not be used to consummate a sale of securities by us unless accompanied by the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may, from time to time, offer to sell the securities, through public or private transactions, directly or through underwriters, agents or dealers, on or off the Nasdaq Global Market, as applicable, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

Our ordinary shares are traded on the Nasdaq Global Market under the symbol “SLGL.” The last reported sale price for ordinary shares on April 9, 2019 as quoted on the Nasdaq Global Market was $7.22 per share.

On April 3, 2019, the aggregate market value worldwide of our outstanding voting and non-voting common equity held by non-affiliates was approximately $37.49 million, based on 18,949,968 ordinary shares outstanding and a per ordinary share price of $7.31 based on the closing sale price of our ordinary shares on the Nasdaq Global Market on April 3, 2019. We have not offered any securities pursuant to General Instruction I.B.5 on Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 2 and the “Risk Factors” in “Item 3: Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2019

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may offer and sell our securities under this prospectus.

Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $120,000,000. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial statements and related notes and other financial data incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

ABOUT THE COMPANY

Overview

We are a clinical-stage dermatology company focused on identifying, developing and commercializing branded and generic topical drug products for the treatment of skin diseases. Our current product candidate pipeline consists of late-stage branded product candidates that leverage our proprietary, silica-based microencapsulation technology platform, and several generic product candidates across multiple indications. Our lead product candidate, TWIN, is a novel, once-daily, non-antibiotic topical cream that we are developing for the treatment of acne vulgaris, or acne. We completed a 726 subject, double-blind, placebo-controlled, six-arm, multi-center Phase II clinical trial designed to assess the safety and efficacy of TWIN in subjects with acne vulgaris. In this trial, TWIN demonstrated statistically significant improvements in all pre-defined co-primary and secondary efficacy endpoints, as compared to vehicle.

In December 2018, we announced dosing of the first subject in the pivotal Phase III clinical program evaluating the safety and efficacy of TWIN in subjects with acne vulgaris.  The program consists of two randomized, double-blind, vehicle-controlled Phase III clinical trials, each planned to enroll approximately 420 subjects aged 9 and above at a 2:1 ratio of TWIN in comparison to its vehicle.  The pivotal TWIN clinical program is being executed under an SPA agreement with the FDA which provides that the study design, clinical endpoints and statistical analysis approach for the Phase III program for TWIN will be deemed adequate to support an NDA filing for marketing approval.  We expect to report top-line data from this clinical program by the end of 2019 and, if the results from our program are positive, are planning to submit an NDA for marketing approval in 2020. Our other branded product candidate is Epsolay®, a potential treatment for subtype II rosacea.

We designed our proprietary, silica-based microencapsulation technology platform to enhance the tolerability and stability of topical drugs while maintaining their efficacy. Topical drugs often struggle to balance achieving both high efficacy and high tolerability. Our technology platform entraps active ingredients in an inert, inorganic silica shell, which creates an unnoticeable barrier between the active ingredient and the skin. The resulting microcapsules are designed to allow the entrapped active ingredients to gradually migrate through the pores of the shell and deliver active ingredient doses onto the skin in a controlled manner, resulting in improved tolerability and stability without sacrificing efficacy. By separately encapsulating active ingredients within protective silica shells, our technology platform also enables the production of novel fixed-dose active ingredient combinations that otherwise would not be stable. We believe that our microencapsulation technology has the potential to be used for topical drug products to treat a variety of skin diseases. As a result of the FDA having already approved silica as a safe excipient for topical drug products, we expect the review process for each of our current branded product candidates to be conducted according to the FDA’s 505(b)(2) regulatory pathway, which may provide for a more efficient regulatory process by permitting us to rely, in part, upon the FDA’s previous findings of safety and efficacy of an approved product.

Corporate Information

Our legal and commercial name is Sol-Gel Technologies Ltd. We were incorporated on October 28, 1997 and were registered as a private company limited by shares under the laws of the State of Israel. Our ordinary shares are traded on the Nasdaq Global Market under the symbol "SLGL".

Our principal executive offices are located at 7 Golda Meir St., Weizmann Science Park, Ness Ziona, 7403650 Israel, and our telephone number is 972-8-931-3433. Our website address is http://www.sol-gel.com. The information on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is Sol-Gel Technologies Inc., c/o The Corporation Trust Company, located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risk factors discussed under the caption "Item 3: Key Information—Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2018, and in any other filing we make with the SEC subsequent to the date of this prospectus, each of which are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of ordinary shares, warrants to purchase ordinary shares, subscription rights and/or units comprised of any of the foregoing securities as shall have a maximum aggregate offering price of $120 million. The actual price per share or per security of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus for a discussion of these and other risks that relate to our business and investing in our ordinary shares. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

•
the adequacy of our financial and other resources, particularly in light of our history of recurring losses and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives;

•	our ability to complete the development of our product candidates;

•	our ability to find suitable co-development partners;

•
our ability to obtain and maintain regulatory approvals for our product candidates in our target markets and the possibility of adverse regulatory or legal actions relating to our product candidates even if regulatory approval is obtained;

•	our ability to commercialize our pharmaceutical product candidates;

•	our ability to obtain and maintain adequate protection of our intellectual property;

•	our ability to manufacture our product candidates in commercial quantities, at an adequate quality or at an acceptable cost;

•	our ability to establish adequate sales, marketing and distribution channels;

•	acceptance of our product candidates by healthcare professionals and patients;

•	the possibility that we may face third-party claims of intellectual property infringement;

•	the timing and results of clinical trials that we may conduct or that our competitors and others may conduct relating to our or their products;

•
intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

•	potential product liability claims;

•	potential adverse federal, state and local government regulation in the United States, Europe or Israel; and

•	loss or retirement of key executives and research scientists.

CAPITALIZATION

The table below sets forth our total capitalization as of December 31, 2018. The financial data in the following table should be read in conjunction with our financial statements and notes thereto incorporated by reference herein.

As of December 31, 2018
Actual
(in thousands)

Ordinary shares, par value NIS 0.1 per share	$520
Additional paid-in capital	190,853
Accumulated deficit	(127,464)
Total shareholders’ equity	63,909
Total capitalization	$69,682

OFFER AND LISTING DETAILS

Our Ordinary Shares have been traded on the Nasdaq Global Market under the symbol “SLGL” from February 1, 2018.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, including research and development related purposes in connection with our product candidates and for commercialization of our product candidates.

DESCRIPTION OF ORDINARY SHARES

Our authorized share capital consists of 50,000,000 ordinary shares, par value NIS 0.1 per share, of which 18,949,968 shares were issued and outstanding as of December 31, 2018.

All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

For a further description of our ordinary shares can be found under the heading "Description of Registrant’s Securities to be Registered" in our Registration Statement on Form 8-A as filed with the SEC on January 26, 2018.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued and exercised;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and United States federal income tax consequences;

•	the anti-dilution provisions of the warrants, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each ordinary share upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each shareholder;

•	the number and terms of the ordinary shares which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see “Where You Can Find More Information; Incorporation of Information by Reference” beginning on page 9. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to any units we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information; Incorporation of Information by Reference” beginning on page 9. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	through broker-dealers;

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Global Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, penalty bids and other transactions that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•
A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•
A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ordinary shares may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell ordinary shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. Certain legal matters with respect to U.S. law will be passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-38367). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2018, filed with the SEC on March 21, 2019.

•
the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on January 26, 2018, including any subsequent amendment or any report filed for the purpose of updating such description.

In addition, any reports on Form 6-K submitted to the SEC by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Sol-Gel Technologies Ltd., 7 Golda Meir Street, Weizmann Science Park, Ness Ziona, 7403650, Israel, Attn: Gilad Mamlok, telephone number +972 (8) 931-3433. You may also obtain information about us by visiting our website at www.sol-gel.com. Information contained in our website is not part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Sol-Gel Technologies Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

We have been informed by our legal counsel in Israel, Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES ASSOCIATED WITH THE REGISTRATION

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$14,544
FINRA fees	18,550
Legal fees and expenses	10,000
Miscellaneous	3,000
Total	$46,094

2,091,907 Ordinary Shares
             Warrants to Purchase 1,673,525 Ordinary Shares

PROSPECTUS SUPPLEMENT

Jefferies BMO Capital Markets Raymond James H.C. Wainwright & Co.

February 13, 2020